Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003

HUMAN GENOME SCIENCES ANNOUNCES
COMPLETION OF OFFERING

     ROCKVILLE, Maryland — October 4, 2004 — Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today the closing of its private placement of $280 million principal amount of 21/4% Convertible Subordinated Notes Due 2011, which included $30 million principal amount of notes pursuant to the exercise of a portion of the initial purchasers’ option. The initial purchasers have the option within the next 24 days to purchase an additional $20 million principal amount of notes.

     Human Genome Sciences intends to use all of the net proceeds from the offering to repurchase, from time to time, a portion of its outstanding convertible subordinated debt.

     The notes have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     HGS and Human Genome Sciences are trademarks of Human Genome Sciences, Inc.

     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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